Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of PolyOne Corporation for registration of Common Shares and Debt Securities and to incorporation by reference therein of our report dated February 19, 2019, except for Note 1 and Note 3 as to which the date is January 28, 2020, with respect to the consolidated financial statements of PolyOne Corporation and our report dated February 19, 2019 with respect to the effectiveness of internal control over financial reporting of PolyOne Corporation included in PolyOne Corporation’s Current Report on Form 8-K dated January 28, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

January 28, 2020